Exhibit 10.2

FACILITY USE AGREEMENT

This Facility Use Agreement (the “Agreement”) is entered into as of December 4,2018 (the “Effective Date”), by and between the Institute for Systems Biology (“ISB”), a non-profit Washington corporation, and Neoleukin a Delaware corporation (the “User”) (both collectively referred to as the “Parties” and individually as a “Party”).

RECITALS

A.

ISB is the Tenant and KR 401 Terry, LLC (as of March 13, 2014 ownership of the building transferred from Lake Union II LLC), a Delaware limited liability company, is the Landlord under that certain Master Lease (the “Lease”) dated July 29, 2010 for approximately 140,605 square feet of rentable area in the building located at 401 Terry Avenue North, Seattle, WA 98109 (the “Building”). A copy of the Lease is referenced in Exhibit A and will be provided as a separate document but nonetheless is herein incorporated by reference.

B.

ISB is a non-profit research institute that operates a facility within the Building (the “Facility”).    ISB desires to make space available and provide access to certain laboratory, office and common area space (the “ISB Resources”) within the ISB leased space in the Building to third parties on terms and conditions identified in this Agreement.

C.

ISB desires to provide access to User for a period of twelve (12) months and then on a month-to-month basis and User desires to obtain access to certain ISB Resources for User’s research and administrative purpose (the “Purpose”) pursuant to the following terms and conditions in this Agreement. The User’s Purpose is more specifically described in Exhibit B, attached and incorporated herein by reference.

Now, therefore, in consideration of the covenants and promises contained in this Agreement, the Parties agree as follows:

1. Specification of ISB Facilities Subject to this Agreement. ISB operates the Facility that User desires to use for User’s Purpose and ISB grants to User the right to use the following ISB Resources in “as is” condition pursuant to the terms and conditions contained in this Agreement:

a)

Office and Laboratory Space shall mean approximately two thousand thirty (2,030) square feet of the laboratory and office space (collectively “Space”) in the in the Facility as identified in Exhibit C.

b)

Special Use shall mean use of the Tissue Culture (TC) facilities on the 3rd floor. The Tissue TC facilities at the Institute for Systems Biology (ISB) are classified as a shared Biosafety Level 2 (BL2) aseptic environment. Special training and facility orientations are required for all users. As a shared facility, special care must be taken to ensure that any individual involvement inside the facility does not compromise the work of other researcher sharing the space. To help facilitate this end, individual biosafety cabinets, biosafety cabinet types, or incubators may be assigned priority for particular scopes of work. All projects must have an approved biological use protocol in place prior to work so that the individual needs of all users can be met. Use of the TC facilities use must be reserved in advance using ISB’s reservation system and ISB researchers will be given precedence during standard business hours.

c)

Common Areas shall mean use of the common and public areas, including but not limited to restrooms, kitchens, entrances, exits and other common areas of the building comprising the facilities as they may from time to time exist;

d)

Parking shall mean any provision of parking space for vehicles including but not exclusive to cars, trucks and bicycles, as to be determined in the sole discretion of ISB but mutually agreed upon by and between the Parties. Any Fees that may be involved in and agreement involving Parking may be included in Exhibit D or another agreement or an amendment to this Agreement; and

e)

Conference Rooms shall mean rooms in which personnel designated by User may congregate for meetings to facilitate the Purpose and the location and availability of Conference Rooms shall be determined in the sole discretion of ISB.

2. ISB Approval for User’s Use of Facility. ISB grants to User the right to use the Facility pursuant to the following terms and conditions.

3. Term. The term (the “Term”) of this Agreement shall commence on January 5th, 2019 (the “Commencement Date”) and shall continue in effect until December 31st, 2019 (“Termination Date”) unless earlier terminated in accordance with Section 15 below. Following the Termination Date, the Agreement will continue in effect on a month-to-month basis.

4. Fee. User will pay for its use of the Facilities based upon the base rent (the “Base Rent”), overhead charge (the “Overhead Charge”), and other applicable charges specified in Exhibit D (the “Fee”), Exhibit D being attached hereto and incorporated by reference herein. The Overhead Charge expressed in Exhibit D is subject to change upon fifteen (15) days’ prior written notice to User. User shall pay the Fee due to ISB within seven (7) days of User’s receipt of an invoice, which ISB shall not submit more frequently than monthly. When making payment, User will (a) remit by check payable to “Institute for Systems Biology”; (b) reference this Agreement and the applicable invoice number being paid; and (c) mail to:

ATTN Accounts Payable

Institute for Systems Biology

401 Terry Avenue North

Seattle, WA 98109-5234

5. Security Deposit. User shall provide ISB with a Security Deposit, as defined below, in the amount of ten thousand and five hundred dollars ($10,500.00). The Security Deposit shall be held by ISB as a refundable security deposit for User’s performance of all the terms, covenants, and conditions of this Agreement (the “Security Deposit”). If User fails to make any payment due under this Agreement or if fails to perform any obligation hereunder, ISB may (but shall not be required to) use, or apply or retain all or any part of the Security Deposit for the payment of any sums due under this Agreement, or for the payment of any amount which ISB may spend or become obligated to spend by reason of User’s default, or to compensate ISB for any other loss, damage, cost or expense (including attorney’s fees) which ISB may suffer or incur by reason of User’s default. If any portion of the Security Deposit is so used or applied, User shall, within five (5) days after written demand, deposit cash or a certified cashier’s check with ISB in an amount sufficient to restore the Security Deposit to its original amount. ISB shall not be required to keep the Security Deposit separate from its general funds and User shall not be entitled to interest on the Security Deposit. If User is not then in default under this Agreement, ISB shall return the Security Deposit, or any balance thereof, to User within thirty (30) days after the later of (a) the termination or expiration of the Term of the Agreement, and (b) the date on which User vacates the Facility.

6. User’s Use of Facilities.

6.1 Authorization of User Employees. Only those employees and contractors of User reasonably approved by ISB shall be authorized to use the Facilities for User Purposes. The following employees are authorized employees (“Authorized Employees”) as of the Effective Date:

1.	Jonathan Drachman

2.	Umut Ulge

6.2 Addition of a User Employee. User may increase the number of Authorized Employees within the Space at the Facility subject to ISB’s approval, which will not be unreasonably withheld, upon the terms and conditions outlined in Exhibit D.

6.3 Removal of a User Employee. Without limiting any other rights of ISB, ISB reserves the right to revoke, at any time, the on-site privileges of any Authorized Employee if ISB determines that the Authorizes Employee’s conduct is improper or may jeopardize the operation or safety of the ISB Facility, employees, interns, contractors, faculty or any activities conducted at the Facility.

6.4 Involvement of ISB Employees under this Agreement. Unless otherwise agreed by amendment to this Agreement, no ISB employees or interns may provide consulting services or perform work for User, or otherwise participate in research, development or testing activities using the Facility for User; provided however, that ISB employees or interns may perform activities on ISB’s behalf, such as scheduling a conference room or providing safety training to Authorized Employees.

7. Common Areas. User and its Authorized Employees shall comply with all reasonable rules and regulations adopted by ISB regarding the use of Common Areas and public areas, including but not limited to restrooms, entrances, exits and other areas of the building comprising the Facilities, as they from time to time may exist.

8. Supervision and Conduct. User shall be responsible for the supervision and control of its Authorized Employees and their activities on the ISB premises. In no event shall ISB or its employees or agents be liable for any use by User or by User’s Authorized Employees of the Facility, or for any loss, claim, damage or liability of whatsoever kind or nature that may arise in connection with this Agreement.

9. User Compliance. At all times relevant to its use of the Facility, User shall comply with all applicable federal, state and local laws and rules, including those issued by the Fire Department and Board of Health, and the rules and regulations of ISB.

10. Signage and Advertisements. User shall have the right to place and maintain signage at User’s entry door throughout the Term of the Agreement.

11. Non-Solicitation. During the Term of this Agreement, and for a period of one (1) year following the termination of this Agreement, User or its Authorized Employees, consultants, agents, or contractors on their own behalf or in the services of, or on behalf of others, will not directly or indirectly solicit, induce, recruit or encourage any of ISB’s employees, officers, directors, consultants, licensees, or licensors to terminate their relationship with ISB; or attempt any of the foregoing.

12. Limitations and Restrictions on Building Use. User may only use Building electricity to operate personal computers, conventional lighting and small appliances, such as laboratory microwaves and under-counter refrigerators. All other use of Building electricity is prohibited without the written consent of ISB, Director of Facilities & Operations.

13. Environmental.

13.1 Definition. “Hazardous Material” means any substance, waste or material which is deemed hazardous, toxic, radioactive, pollutant or a contaminant, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, now or hereafter in effect.

13.2 Permission. User shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Space, Facility or the Building by User, its agents, Authorized Employees, contractors, or invitees without first obtaining ISB’s consent in writing from ISB, Director of Facilities and in a manner which is in compliance with ISB’s Hazardous Materials Management Plans and in compliance with Section 20 of the Lease between ISB and Landlord.

13.3 Liability. User shall be liable to ISB for any and all clean-up costs and any and all other charges, fees, and penalties imposed by any governmental authority with respect to User’s use, disposal, release, transportation, generation, and/or sale of Hazardous Materials or other waste materials in or about the Building. User shall indemnify, defend and save ISB and/or Landlord harmless from any and all claims, losses, costs, fees, penalties and charges assessed against, incurred by or imposed upon ISB and/or the Landlord as a result of User’s use, disposal, release, transportation, generation and/or sale of Hazardous Materials or other waste materials in or about the Building.

13.4 Mandatory Safety & Hazardous Material Orientation. User’s Authorized Employees, agents, contractors or invitees shall attend any mandatory safety and hazardous material orientation required by ISB. This orientation will be scheduled with ISB, Director of Facilities & Operations and provided by a member of ISB’s Safety and Lab Operations prior to User and/or its personnel obtaining access to the Space and/or Facility.

14. Indemnity. Subject to Section 13 (Mandatory Safety & Hazardous Material Orientation) above and/or Section 21 (Waiver of Subrogation) below, User will defend, indemnify and hold harmless ISB and Landlord from and against any claim, liability or suit, including attorney fees, by any third party for any injury to any person or damage to or loss of property occurring (i) in or about the Space within the Facility, except to the extent such damage is caused by any act, omission, negligence or intentional act of ISB or Landlord or their respective agents, employees, customers, contractors or invites, or (ii) on the Facility, but outside the Space to the extent such damage is caused by User’s negligence or intentional misconduct, or that of its agents, employees, customers, clients, contractors or invitees.

Subject to Section 21 (Waiver of Subrogation) below, ISB will defend, indemnify and hold harmless User from and against any claim, liability or suit, including attorney fees, by any third party for any injury to any person or damage to or loss of property occurring (i) in or about the Space within the Facility or (ii) on the Facility, but outside the Space, and, in either event, to the extent such damage is caused by ISB’s negligence or intentional misconduct, or that of its agents, employees, customers, clients, contractors or invitees, provided, however, that ISB shall have no obligations under this Section 14 (Indemnity) to the extent such damage is caused by any act, omission, negligence or intentional act of User or its agents, employees, customers, clients, contractors or invitees.

For purposes of the indemnification obligations under this Section 14 (Indemnity), neither ISB, User nor Landlord (each a “Participant to this Agreement” and collectively “Participants to this Agreement”) shall be an agent, employee, customer, client, contractor, or invitee of any other such Participant to this Agreement.

15. Termination without Cause. Either Party shall have the right to terminate this Agreement as of the last day of the sixth (6) month of the Term by providing no less than thirty (90) calendar days’ written notice to the other Party. In the event of such termination, User shall pay the applicable Fee for its use of the Space through the termination date in accordance with Section 4 (Fee) and Exhibit D.

16. Surrender the Space. User shall, on the last day of the Term of this Agreement, or upon earlier termination, remove all of its furniture, furnishings, personal property and equipment and surrender to ISB the Space and all improvements to the Space, if any, broom clean in good order, condition and state of repair (as good as when received), reasonable wear and tear, damage by fire or other casualty or condemnation that is not User’s obligation to repair excepted.

17. Defaults. If (i) User fails to pay the accrued Fee due within ten (10) days after ISB has given written notice of such default to User, or (ii) User breaches any provision of this Agreement and fails to cure the breach within thirty (30) days after ISB has given User written notice specifying the nature of the breach, then ISB may terminate this Agreement on the termination date specified in the notice. ISB may extend the cure period beyond thirty (30) days if ISB determines that the breach cannot reasonably be cured within thirty (30) days.

18. Notices. All notices given under this Agreement shall be in writing and deemed given (a) when delivered in person; (b) three (3) days after having been sent by U.S. mail registered or certified mail; postage prepaid, return receipt requested; (c) one (1) day after deposit with a commercial overnight courier with confirmed verification of delivery, and addressed:

If to ISB:

ATTN Becky Johnson

Institute for Systems Biology

401 Terry Avenue North

Seattle, WA 98109

If to User:

ATTN

Either Party may provide for a different address by notifying the other Party of said change as provided for herein.

19. Disclaimers of Warranties. ISB makes no representations or warranties, express or implied, in connection with its property, the Space, Facility, or Building including, without limitation, the implied warranties of merchantability or fitness for a particular purpose. ISB specifically disclaims any warranty or guaranty related to its property, the Building or the Real Estate. To the extent ISB authorizes the Company to use any of ISB equipment or personal property under this Agreement, such equipment or personal property is provided on an “AS IS, WHERE IS BASIS” and “WITH ALL FAULTS.”

20. Insurance

Required Coverage. Company shall obtain and keep in full force and effect during the Term all types and levels of insurance required to be carried by ISB under the Lease. User may elect, at its discretion, to carry Two Million Dollars ($2,000,000) of general aggregate liability coverage in lieu of the Ten Million ($10,000,000) required by the Lease. Such insurance policies shall name ISB and Landlord under the Lease as additional insureds on its commercial general liability policy and User shall pay all premiums and charges for such insurance. If User shall fail to obtain such insurance, ISB may, but shall not be obligated to, obtain the same in which event the amount of the premium paid shall be paid by User to ISB as an Operating Charge.

21. Waiver of Subrogation. Any property insurance policy obtained by User covering the Space or the personal property, fixtures and equipment located therein or thereon, shall permit User to waive subrogation against Landlord, ISB, and Landlord’s managing agent. User hereby releases ISB, Landlord, and Landlord’s managing agent with respect to any claim (including a claim of negligence) which it might otherwise have against ISB, Landlord and Landlord’s managing agent for loss, damage, or destruction with respect to User’s property by fire or other casualty.

22. Confidentiality. Any information of User in or about the Facility that is observed, overheard or obtained by ISB during the Term of this Agreement, and any information of ISB in or about the Facility that is observed, overheard, or obtained by User during the Term of this Agreement (“Confidential Information”) will be subject to the obligations of confidentiality set forth below, regardless of whether such information is marked or identified and later confirmed in writing as confidential information. This Section will survive expiration or termination of this Agreement for a period of five (5) years from the Effective Date of this Agreement.

The Party disclosing Confidential Information is herein referred to as the “Disclosing Party” and the Party receiving Confidential Information is herein referred to as the “Receiving Party.” The Receiving Party acknowledges that the Disclosing Party has invested significant time, effort, and expense in developing or obtaining the Confidential Information. The Receiving Party therefore agrees to:

(a)

maintain all Confidential Information in confidence and take all reasonable measures to protect Confidential Information from disclosure to others, using at least the degree of care the Receiving Party uses to protect its own Confidential Information; and

(b)

not disclose Confidential Information to any third party except to those employees, consultants or subcontractors to whom it is necessary to disclose the Confidential Information for the Purpose and who are under obligations of confidentiality at least as restrictive as those set forth herein.

The Parties agree that Receiving Party’s obligations under this Agreement shall not apply to any Confidential Information that Receiving Party can document:

(a)	is or becomes publicly known other than through breach of this Agreement by Receiving Party;

(b)

is known to Receiving Party at the time of disclosure or independently developed by Receiving Party without use of Disclosing Party’s Confidential Information as evidenced by contemporaneous written record;

(c)	is disclosed to Receiving Party by a third party without restriction on its disclosure or use; or

(d)

is required to be disclosed by law, provided, however, that Receiving Party shall provide prompt notice of such court order or requirement to Disclosing Party to enable Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

23. Facility Use Agreement and Master Lease.

23.1 Subordination. This Agreement is subject and subordinate to the Lease, to all ground and underlying leases, and to all mortgages and deeds of trust which may now or hereafter affect the Facility and/or Building, and to any and all renewals, modifications, consolidations, replacements and extensions thereof.

23.2 Adherence to the Terms of the Master Lease. User agrees to be bound by and fully comply with all obligations and responsibilities of ISB under the Lease to the extent the same relate to the use of the Space under this Agreement. To the extent of any conflict or discrepancy between this Agreement and the Lease, as between ISB and User, this Agreement shall control. User shall neither do, nor permit anything to be done, that could cause a default under the Lease or that could cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Landlord under the Lease. Notwithstanding anything herein seemingly to the contrary, ISB shall remain liable for all of its obligations to Landlord under the Lease.

24. General

24.1 Assignment. The User shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of ISB.

24.2 Severability. Any provision of this Agreement which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision of this Agreement.

24.3 Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the law of the State of Washington without application of any choice of law. If a claim, controversy, complaint, or dispute (a “Dispute”) arises out of or relates to this Agreement, or breach hereof, the Parties will use good faith efforts to resolve the Dispute by informal discussion before entering into formal legal proceedings.

24.4 Attorneys’ Fees and Costs. In the event legal proceedings are initiated to enforce any provision of this Agreement, the substantially prevailing party shall be entitled to recover, as an element of its cost of suit and not as damages, reasonable attorney fees and costs to be fixed by the court.

24.5 Waiver. No waiver, amendment, or modification of any provision of this Agreement will be effective unless in writing and signed by the Party against whom such waiver, amendment or modification is sought to be enforced. No waiver by either Party of any right under this Agreement shall be construed as a waiver of any other right. No failure or delay by either Party in exercising any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy or of any other right, power or remedy under this Agreement.

24.6 Amendments. No modification, amendment, waiver or release of any provision of this Agreement, or of any right, obligation, claim or cause of action arising from this Agreement, shall be valid or binding for any purpose unless in writing and duly executed by authorized representatives of the Parties.

24.7 Entire Agreement. This Agreement, including Exhibits to this Agreement and Agreements incorporated by reference in this Agreement, constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior understandings, negotiations and prior and contemporaneous agreements between the Parties with respect to the subject matter of this Agreement.

Each of the Parties to this Agreement warrants that it has full authority and legal right to execute and deliver, and to perform its obligations under, this Agreement.

[Signature Page follows]

INSTITUTE FOR SYSTEMS BIOLOGY (ISB)		NEOLEUKIN (USER)

Signature:	/s/ Becky Johnson	Signature:	/s/ Jonathan G. Drachman

Name:	Becky Johnson	Name:	Jonathan G. Drachman

Title:	Director of Facilities and Operations	Title:	CEO

Date:	12/5/2018	Date:	12/4/2018

EXHIBIT A

MASTER LEASE (redacted version)

Provided as a separate document but incorporated herein by reference.

EXHIBIT B

PURPOSE

[insert brief description of nature of research here]

EXHIBIT C

DESCRIPTION OF SPACE

Office space in the Southeast corner of the 4th floor (L4) and lab space in the South end of the 3rd floor (L3) as depicted below.

L4 Office Space

L3 Lab Space

EXHIBIT D

FINANCIAL

1. Rate/Applicable Charges:

Commencing on the Commencement Date (as defined in Section 3 (Term) of the Agreement) or a date agreed upon in writing by the Parties, and continuing through the Term, User shall pay to ISB a monthly Fee (as defined in Section 4 (Fee) of the Agreement) of Base Rent and the Overhead Charge in the amount set forth below. User shall pay the Fee due to ISB within seven (7) days of User’s receipt of an invoice, which ISB shall not submit more frequently than monthly, without any deduction or offset whatsoever, in accordance with the following schedule:

Period	Base Rent per Square Foot in the Space
Commencement – March 31, 2019	$45.43
April 1, 2019 – December 31, 2019	$46.79

Base Rent for any partial month at the beginning or the end of the Term shall be prorated in proportion to the number of days in such month.

2. Overhead Charge

User shall pay the full amount a monthly overhead charge (“Overhead Charge”) relating to the Space and number of Authorized Users for each month of the Term of the Agreement. Overhead Charges shall be paid in advance on or before the first day of each month in accordance with the following schedule:

Description	Overhead Charge per month
Common Area Maintenance (CAM)	$5.67/SF
Operating Expense	$11.47/SF
Office Operations	$245.00/month/FTE
Lab Operations	$272.00/month/ FTE
Tissue Culture Suite Use	$294.00/month/FTE

CAM (Common Area Maintenance): Costs assigned by the landlord that include maintenance of the outside of the building envelope and property tax associated with non-exempt spaces. CAM costs are assigned by the number of square feet in the Space.

Building Operating Costs (Opex): Costs associated with maintenance and operation of the facility within the building envelope. This includes but is not limited to utility expenses, HVAC/Chiller/Boiler/Compressor/Generator maintenance and repairs, elevator maintenance, building permits, property insurance, life and safety systems, janitorial services, and various other repair and maintenance costs. CAM costs are assigned by the number of square feet in the Space.

Office Operations: Costs include general office supplies and copiers, kitchen/coffee services, phones and phone related services, access to ISB wireless services and email, first aid supplies, locker room and kitchen towels and anti-fatigue mats, shipping and receiving services and supplies, and procurement services. Office Operations costs are assigned per Authorized User per month based on the schedule below.

Lab Operations: Costs are associated with general support of the lab environment. This includes lab supplies and services (lab gases and dry ice, safety PPE, lab coats), hazardous materials management, lab safety and compliance services, and shared research equipment repair and maintenance (autoclaves, centrifuges, DI water, hood certification). Lab Operations costs are assigned per Authorized User in the lab per month based on the schedule below.

Tissue Culture Suite Use: Costs are associated with equipment and general support of the tissue culture suites. Tissue Culture Suite Use is based on the number of Authorized Users with access to the Tissue Culture Suites per month.

User will be charged for each Authorized User accordingly:

•	On-site eight (8) hours or less per month = No Lab Operations or Business Operations charge

•	On-site eight (8) to twenty (20) hours per month = .5 Lab Operations and/or Business Operations employee charge

•	On-site twenty-one (21) or more hours per month = 1 Lab Operations and/or Business Operations employee charge

User may request additional services that are not included in the Overhead Charge above and ISB may perform additional services at ISB’s discretion at the then annual rate hourly rates for IT Services, Facilities Services, Safety Services, Procurement, and Reception/Security Services.

3. Parking

ISB shall provide and User may purchase from ISB, from time to time during the Term, up to ten (10) parking passes or access cards which shall entitle User’s Authorized Employees to park their vehicles in the Building’s underground parking garage on a non-preferential nonexclusive basis throughout the Term. User must provide ISB with sixty (60) days’ written notice for each parking pass. ISB will designate specific parking spaces for User’s use and User shall ensure that the holders of its parking passes park only in the designated spaces. User shall pay ISB the prevailing monthly rate charged by the Landlord under the Master Lease for each parking pass plus applicable taxes, which rate shall be set annually on April 1. On the Commencement Date the parking rate shall be $255.27 per space per month. User’s parking charges shall be payable on a monthly basis in advance or concurrently with the Rent. If additional parking space is requested, ISB will reassess availability and ISB may, at its sole discretion, make additional parking spaces available to User on the same basis and rate identified in this Section 3 of this Exhibit D Parking).

ISB will not be responsible for, and User shall indemnify and hold ISB harmless from or against any damages arising from theft or damage to vehicles, or contents of vehicles, parked in the garage.

4. Key Cards

ISB shall provide User with a key card for each of Authorized Employees. User shall be responsible for all access cards or keys to the Space and shall return them to ISB on expiration or earlier termination of this Agreement. User shall pay for any additional or replacement cards or keys and any reprogramming necessary because of any lost or stolen access card or key. ISB may require each person who is given such access to sign a confidentiality and nondisclosure agreement and User shall be responsible for any violation thereof by its Authorized Employees.

In no event shall User or any person holding one of User’s access cards enter any part of the Building for which his or her card does not permit access unless such person has registered with ISB and is accompanied by an ISB representative. If the holder of one of User’s access or parking cards enters into an area of the Building for which his or her card is not programmed, ISB may cancel that person’s access card without notice. All access to the Building is subject to ISB’s access control and security procedures as these procedures may be adopted and revised from time to time.

It is User’s responsibility to obtain authorization from ISB for their additional personnel to obtain access to the Space prior to providing them access to the site pursuant to Section 5 (Security Deposit) of this Agreement.

It is User’s responsibility to obtain authorization from ISB for their additional personnel to obtain access to the Space prior to providing them access to the site pursuant to Section 5 of this Agreement.

5. Conference Rooms

Company may rent conference room space for $40.00 per hour when space is available. Reservations must be made in advance of use in ISB’s FRS system. Billing will occur with the next payment of the monthly Fee.

ISB may change the conference room fee at any time by written notice to Company and such change shall be effective as of the next payment of the monthly Fee due thereafter.

ISB has a preferential right to use of the conference room space and ISB’s need for such space takes precedence over Company’s.

6. IT Services

User may not connect to or use any of ISB’s technology infrastructure in the Building including communications systems without ISB’s specific written consent nor shall ISB be required to provide any IT services to User except in its discretion and at User’s cost.

Any rights granted to User hereafter to use ISB’s technology infrastructure or to receive IT services from ISB shall be subject to the following terms and conditions:

6.1	User shall not jeopardize the proper technical operation of ISB’s network or infrastructure as determined by ISB;

6.2

User shall not use the IT services provided to User for unlawful purposes; User is fully responsible for any data or traffic originating from User’s IP connections; and User will assist ISB or its designee in investigating all uses or abuses. Abuses include but are not limited to

6.2.1	ransmission of unsolicited bulk email (“SPAM”),

6.2.2	Transmission from computers involved in DOS and dDOS attacks, IRC bots;,

6.2.3	“Hacking” activity, and

6.2.4	Any other activity which is generally defined by the global internet community as malicious; and

6.3	User shall not jeopardize either ISB’s or any upstream network provider’s reputation or the ability to conduct business in the manner to which it is accustomed.

6.4

User may not connect to or use any of ISB’s technology infrastructure in the Building including communications systems without ISB’s specific written consent nor shall ISB be required to provide any IT services to User except in its discretion and at User’s cost.